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                                Exhibit 1.(5)(c)

             Form of Level First-To-Die Term Rider for Survivorship
                       Variable Adjustable Life Insurance


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                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                      RIDER
                          LEVEL FIRST-TO-DIE TERM (FTD)

1. WHAT IS YOUR BENEFIT? We will pay the face amount of this rider promptly when we have proof that either Insured died while this rider was in effect. The benefit under this rider will only be paid once, even if both Insureds die at the same time. In this case, if each Insured has a different beneficiary, we will split the rider benefit equally between these beneficiaries.

2. CAN THE FACE AMOUNT OF THIS RIDER BE CHANGED? You can decrease the face amount of this rider by sending us your signed written notice. However, the new face amount cannot be less than our minimum amount to issue the rider. The face amount of this rider cannot be increased.

3. WHAT IS THE COST OF INSURANCE FOR THIS RIDER? The monthly cost of insurance for this rider will be deducted from the cash value of the policy on each Monthly Deduction Day.

         The cost of insurance rates for this rider will be set by us in advance, at least once each year. Any change in cost of insurance rates will be made on a uniform basis for all Insureds in the same class. The cost of insurance rates are guaranteed to never exceed the rates shown in the Table of Maximum Cost of Insurance Rates for this rider which is included among the Policy Data pages.

4. DOES THIS RIDER HAVE CASH OR LOAN VALUES? The term insurance provided by this rider does not have cash or loan values.

5. IS THIS RIDER PART OF THE CONTRACT? This rider, when paid for, is made part of the policy, based on the application for the rider.

6. MAY WE CONTEST THIS RIDER? We will not contest this rider after it has been in force during the lifetime of both Insureds for 2 years from the date of issue of the rider.

7. DOES THIS INSURANCE COVER SUICIDE OF THE INSUREDS? Suicide of the first of the Insureds to die or the suicide of either Insured, if both Insureds die at the same time, while sane or insane, within 2 years of the date of issue of this rider, is not covered by this rider. In that event, this rider will end and the only amount payable will be the cost of insurance charges made in connection with this rider.

8. WHAT IS THE RIDER'S DATE OF ISSUE? When this rider is issued at the same time as the policy, the rider and the policy have the same date of issue.

         When this rider is added to a policy which is already in effect, we also put in an add-on rider. The amount of new term insurance and the date of issue are also shown in the add-on rider.

9. WHEN DOES THIS RIDER END? You may cancel this rider at any time. To do this, you must send your signed notice to us. The rider will end on the Monthly Deduction Day which is on or next follows the date we receive your request. This rider ends at the earlier of the date of death of the first of the Insureds to die or the policy anniversary on which the older Insured is age 95. This rider will also end if the policy ends or is surrendered.

10. IS THERE A SURRENDER CHARGE FOR THIS RIDER? The Table of Maximum Surrender Charges and the Target Premium indicated on the Policy Data pages include amounts for this rider. If the face amount of this rider is decreased, or if the rider ends but the policy remains in force, the Target Premium will be reduced and a surrender charge will be deducted if the policy's initial face amount is within the surrender charge period. However, this does not apply if the rider ends due to the death of either Insured or due to the older Insured reaching age 95. In addition, if both the policy and rider end at the same time, any surrender charge which applies to the policy will also include an amount for this rider.

                                                     NEW YORK LIFE INSURANCE AND
                                                             ANNUITY CORPORATION

/s/George J. Trapp                            /s/Frederick J. Sievert
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Secretary                                     President

797-475